Exhibit 10.56

Wells Fargo Bank N.A.

Tacoma Regional Commercial Banking Office

1201 Pacific Avenue, Third Floor

Tacoma, WA 98402-4301

800 688-0224

253 593-5215 Fax

June 12, 2002

Mr. Steven C. Cooper

Executive Vice President &

  Chief Financial Officer

Labor Ready, Inc.

P.O. Box 2910

Tacoma, Washington  98401

Dear Steve:

                Wells Fargo Bank, National Association (“Bank”) has made a credit accommodation to Labor Ready, Inc., a Washington corporation (“Borrower”), pursuant to the Credit Agreement dated as of January 4, 2002 (the signed Credit Agreement incorrectly shows the date as January 2, 2001), executed by Bank and Borrower (the “Credit Agreement”).  Except as otherwise defined herein, all capitalized terms herein shall have the meanings given in the Credit Agreement.

                Borrower desires to issue, between the date hereof and September 30, 2002, up to $75,000,000 (with a 20% greenshoe) of unsecured, subordinated convertible debt on the terms set forth in the offering memorandum heretofore shown to Bank.

                Borrower has asked Bank to consent to such subordinated debt and to agree to certain changes in the EBITDA coverage ratio which is set forth in Section 4.9(b) of the Credit Agreement.  Accordingly, this letter will confirm the following agreement between Bank and Borrower:

                1.             Bank hereby consents to the subordinated debt offering as described above, so long as (a) GECC consents thereto pursuant to amendments to the GECC Letter of Credit Documents and the GECC Receivable Documents which are substantially similar to the drafts of those amendments heretofore delivered to Bank (the “GECC Amendments”), and (b) the subordinated debt satisfies the requirements of such amendments.

                2.             Bank hereby consents to the GECC Amendments.

                3.             Bank hereby agrees that the requirement in Section 4.9(d) of the Credit Agreement that the EBITDA Coverage Ratio be not less than 2.00 to 1.00, determined on a rolling four fiscal quarter basis as of each fiscal quarter end, shall be deemed modified hereby to reflect the following:

                (a)           The EBITDA Coverage Ratio shall be not less than 1.50 to 1.0 from and including the four fiscal quarter period ending on September 30, 2002 and continuing up to and including the four fiscal quarter period ending on June 30, 2003.

                (b)           The EBITDA Coverage Ratio shall be not less than 1.75 to 1.0 from and including the four fiscal quarter period commending on September 30, 2003 and continuing up to and including the four fiscal quarter period ending on June 30, 2004.

                (c)           The EBITDA Coverage Ratio shall be not less than 2.00 to 1.0 for any four fiscal quarter period ending after June 30, 2004.

                4.             Except as expressly provided herein, all terms and provisions of the Credit Agreement and the other loan document shall continue in full force and effect without waiver or modification, and Bank reserves all of its rights, privileges and remedies in connection therewith.

                Please acknowledge your acceptance of the foregoing by executing and returning to the undersigned this letter or a copy hereof not later than June 26, 2002.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By;	/s/ Edward Foreman
Title:	VICE PRESIDENT

Acknowledged and agreed to by:

LABOR READY, INC.

By:	/s/ Derrek Gafford
Title:	VP and Treasurer